(logo) NORWEST MORTGAGE                                   Norwest Mortgage, Inc.
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                                                          Des Moines, IA 50328
                                                          515/221-7300



                              Management Assertion

As of and for the period ended December 31, 1996, Norwest Mortgage Banking has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Norwest Mortgage Banking had in effect a fidelity bond and errors and omissions policy in the amount of $20 Million.




/s/ Mark Oman                                          January 15, 1997
Mark Oman, President and CEO                           Date

/s/ Alta Jones                                         January 15, 1997
Alta Jones, Senior Vice President & CFO                Date

/s/ Cara Heiden                                        January 15, 1997
Cara Heiden, Executive Vice President, Loan Admin.     Date



NMFL #0820H 5/96